EXHIBIT 99.1

VINCE HOLDING CORP. ANNOUNCES

MUTUALLY AGREED UPON END TO

CONSULTING ARRANGEMENTS WITH CO-FOUNDERS

NEW YORK, N.Y. – February 13, 2017 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories contemporary fashion brand (“Vince” or the “Company”), today announced that the Company and Vince Founders, Rea Laccone and Christopher LaPolice, have mutually agreed to end their consulting arrangements based on the progress achieved in resetting the brand.

Brendan Hoffman, Chief Executive Officer, commented, “We appreciate Rea and Christopher’s contributions to the organization over the last 15 months, and we believe that we have largely accomplished our objective of resetting the brand aesthetic and merchandise offering with their guidance. While our financial results do not yet reflect the progress we have made to the merchandise assortment, we believe the return to the design aesthetic and commitment to quality that made Vince a leading luxury brand in the premium department store channel is an important step in driving future growth. The response to our initial collections and the tremendous insights that we have gained from our wholesale partners and retail field team, as well as our consumers, validate our belief that we are moving the assortment in the right direction. In addition to the improvements we have made to our merchandise assortment, we have pulled back on the excessive promotional activity in the brand as we focus on maintaining an elevated level of brand equity within the luxury fashion market. Going forward, we plan to make further enhancements to the merchandise offering, place greater focus on our omni-channel initiatives, with emphasis on the ecommerce channel, and drive increased efficiencies in our supply chain.”

Marc Leder, Chairman of the Vince Board of Directors, stated, “The Vince management team has the full support of the Board.  They have taken several important steps toward resetting the brand and building a foundation for long term growth, and we appreciate Rea and Christopher’s contributions in helping the Company re-establish the Vince brand’s DNA.  We look forward to seeing further progress as Vince expands its presence as a leading global fashion luxury brand in 2017 and beyond.”

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of October 29, 2016, Vince products were sold in prestige distribution worldwide, including approximately 2,400 distribution locations across approximately 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 40 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the tax receivable agreement); our ability to successfully complete the migration of our systems and processes from Kellwood Company and to successfully implement the new systems, processes and functions following the migration; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; the impact of recent turnover in the senior management team; the fact that a number of members of the management team have less than one year of tenure with the Company, and the current senior management team has not had a long period of time working together; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

Media Contact:

Jaqui Lividini

Lividini & Co.

jaqui@lividini.com

212 252 8881